Exhibit J

INDEPENDENT AUDITORS CONSENT

We consent to the incorporation by reference in this Post-Effective Amendment No. 14 to Registration Statement Nos. 33-25678 and 811-5702 on Form N-1A of the FBR American Gas Index Fund, Inc. of our report dated April  19, 2002 appearing in the Annual Report of the FBR American Gas Index Fund, Inc. for the year ended March 31, 2002.  We also consent to the reference to us under the captions "Financial Highlights" appearing in the Prospectus and "Experts" appearing in the Statement of Additional Information, which are also part of such Registration Statement.

/s/ Deloitte & Touche LLP
New York, New York
July 27, 2002